Exhibit 10.2

Execution Version

BIG SPRING ASPHALT SERVICES AGREEMENT

This Big Spring Asphalt Services Agreement (“Agreement”) is entered into on March 20, 2018, effective as of March 1, 2018 (the “Effective Date”), by and among DKL Big Spring, LLC, a Delaware limited liability company (“Owner”), Alon USA, LP, a Texas limited partnership (“Customer”), for the limited purposes specified in Section 14.4, Delek US Holdings, Inc., a Delaware corporation (“Delek US”), and, for the limited purposes specified in Article XXVI, J. Aron & Company LLC, f/k/a J. Aron & Company, a New York limited liability company (“J. Aron”). Customer and Owner are sometimes referred to individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, pursuant to and subject to the terms of the Supply and Offtake Agreement J. Aron supplies petroleum feedstocks to Customer to be processed at the Refinery and purchases Product produced by Customer at the Refinery;

WHEREAS, on the Effective Date, Owner acquired all of the rights, title and interest in the Storage Tanks, the Rail Racks and the Truck Rack (collectively, the “Asphalt Facilities”);

WHEREAS, in connection with such transfer, (i) the Supply and Offtake Agreement is being amended to remove therefrom the assets subject to such transfer and the rights and obligations of the parties thereto related to such assets and (ii) the Parties are entering into this Agreement to provide the rights and obligations of the Parties with respect to such assets;

WHEREAS, Owner operates the Asphalt Facilities; and

WHEREAS, Owner and Customer desire to record the terms and conditions upon which Owner shall provide services to Customer at the Asphalt Facilities and serve as bailee of all Products held therein and owned by Customer or its assignee;

NOW THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, Delek US, and J. Aron do agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified.

“Actual Month End Product Volume” has the meaning specified in Section 4.15(a).

“Actual Quarterly Throughput Revenue” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Actual Throughput” means the aggregate volume of Product that is throughput under this Agreement through Asphalt Facilities during a designated period.

“Additional Services” has the meaning assigned to such term in Section 2.10(a).

“Additives” has the meaning assigned to such term in Section 2.7.

“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and the Partnership’s subsidiaries), including the Customer, on the one hand, and the General Partner, the Partnership and the Partnership’s subsidiaries, including the Owner, on the other hand, shall not be considered Affiliates of each other.

“Agreement” has the meaning assigned to such term in the preamble.

“API” means the American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, code, Permit, Order, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Asphalt Facilities” has the meaning assigned to such term in the preamble.

“Asset Purchase Agreement” means the Asset Purchase Agreement (Big Spring Refinery Logistics Assets) dated as of February 26, 2018, by and among Alon USA Partners, LP, a Delaware limited partnership, Alon USA GP II, LLC, a Delaware limited liability company, Alon USA Delaware, LLC, a Delaware limited liability company, Alon USA Refining, LLC, a Delaware limited liability company, Alon Paramount Holdings, Inc., a Delaware corporation, and Customer, as sellers, Owner, as buyer, and for the limited purposes specified therein, Delek US, as amended.

“Bankrupt” means a Person that (a) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (d) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (e) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (g) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (h) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (i) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (j) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within 15 consecutive calendar days or (k) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

“Barrel” means 42 Gallons.

“bpd” means Barrels per day.

“Business Day” means any day, other than Saturday or Sunday, on which banks are open for business in Nashville, Tennessee.

“Claimant” has the meaning assigned to such term in Section 25.4.

“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure is or thereafter becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.

“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that the initial Contract Year shall commence on the Effective Date and the final Contract Year shall end on the last day of the Term.

“CPT” means the prevailing local time in the Central time zone.

“Customer” has the meaning assigned to such term in the preamble.

“Customer Improvements” has the meaning assigned to such term in Section 10.1.

“Customer Indemnitees” has the meaning assigned to such term in Section 23.1(a).

“Customer Responsibility” means any action, omission or Liability constituting or arising out of, the breach by Customer, its Affiliates or their respective employees, officers, directors, or other representatives of, or for which such Persons have any indemnification obligation under this Agreement, the Asset Purchase Agreement or any other agreement executed in connection herewith or therewith (and expressly does not mean the performance of any Services for which Customer pays Owner the Storage Fee, Throughput Fee and the Receipt Fee hereunder, including the maintenance obligations in Article XI).

“Defaulting Party” has the meaning assigned to such term in Section 22.2.

“Deficiency Revenue” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Delek US” has the meaning assigned to such term in the preamble.

“Designation Period” has the meaning assigned to such term in Section 26.1.

“Dispute” means any and all disputes, claims, controversies and other matters in question between any Owner Indemnitee, on the one hand, and Customer Indemnitee, on the other hand, arising out of or relating to this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for in Applicable Law or otherwise, or (d) seeking damages or other relief, whether at law, in equity or otherwise.

“Effective Date” has the meaning assigned to such term in the preamble.

“Environmental Law” means all Applicable Laws, relating to pollution or protection of human health and the environment (including soils, subsurface soils, surface waters, groundwaters or ambient atmosphere) including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, as each has been adopted by the United States and as amended from time to time prior to the Closing Date and other similar environmental and other Applicable Laws of the state or local Governmental Authorities, as each has been amended from time to time prior to the date hereof.

“Event of Default” has the meaning assigned to such term in Section 22.1.

“Excess Throughput” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Excess Throughput Credit” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Excess Throughput Revenue” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Expiration Date” means the “Expiration Date” as defined in the Supply and Offtake Agreement, or, if later, the date on which all obligations thereunder are finally settled.

“First Quarter” means the three-month period that commences on January 1 and ends on March 31.

“First Quarter Minimum Throughput Commitment” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Force Majeure” means acts of God, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain Materials because of a failure of third-party pipelines or third-party rail facilities, and any other causes whether of the kind herein enumerated or otherwise; provided, that any of the foregoing must not reasonably be within the control of the Party claiming delay or interruption and must be an event which through the exercise of due diligence such Party is unable to prevent or overcome.

“Force Majeure Notice” has the meaning assigned to such term in Section 12.1.

“Force Majeure Party” has the meaning assigned to such term in Section 12.1.

“Force Majeure Period” has the meaning assigned to such term in Section 12.1.

“Fourth Quarter” means the three-month period that commences on October 1 and ends on December 31.

“Fourth Quarter Minimum Throughput Commitment” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

“General Partner” means Delek Logistics GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Independent Inspector” means any Person selected by Owner to perform any and all inspections requested by Owner in a commercially reasonable manner at Owner’s own cost and that (a) is a Person who performs sampling, quality analysis and quantity determination of the Products purchased and sold under the Supply and Offtake Agreement and is licensed to do so, (b) is not an Affiliate of any Party and (c) in the commercially reasonable judgment of Owner, is qualified and reputed to perform its services in accordance with Applicable Law and prudent industry practice.

“Initial Term” has the meaning assigned to such term in Section 19.1.

“J. Aron Materials” has the meaning assigned to such term in Section 26.1.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any losses, Liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses of any kind (including reasonable professional fees and other fees, court costs and other disbursements).

“Materials” means the particular raw materials identified in Attachment B used to make the Products, including crude oil and other hydrocarbons.

“Maximum Storage Capacity Commitment” has the meaning assigned to such term in Section 3(a) of Attachment A.

“Minimum Quarterly Throughput Revenue” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Minimum Storage Capacity Commitment” has the meaning assigned to such term in Section 4.6.

“Minimum Throughput Commitment” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Non-Defaulting Party” means the Party other than the Defaulting Party.

“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding basic sediment and water and free water, corrected for the observed temperature to 60 degrees Fahrenheit.

“Open Assets” has the meaning assigned to such term in Section 2.9.

“Operations Interruption” has the meaning assigned to such term in Section 4.7(a).

“Order” means any judgment, order, writ, injunction, decree, settlement agreement, award, ruling, schedule and similar binding legal agreement, in each case to the extent legally enforceable, issued by or entered into with a Governmental Authority.

“Owner” has the meaning set forth in the preamble.

“Owner Indemnitees” has the meaning assigned to such term in Section 23.1(b).

“Owner Responsibility” means any action, omission or Liability constituting or arising out of the breach by Owner, its Affiliates or their respective employees, officers, directors, or other representatives, or for which Owner or such Persons have any indemnification obligation under this Agreement, the Asset Purchase Agreement or any other agreement executed in connection herewith or therewith.

“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.

“Partnership Change of Control” means Delek US ceases to (a) own or have the power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers, or Persons performing similar functions of the General Partner, (b) own 50% or more of the equity or equivalent interest in the General Partner, or (c) have the ability to direct the business and affairs of the General Partner by acting as a general partner, manager, or otherwise.

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Per Barrel Receipt Fee” has the meaning assigned to such term in Section 3(d) of Attachment A

“Per Barrel Throughput Fee” has the meaning assigned to such term in Section 3(b) of Attachment A.

“Permits” means all permits, licenses, sublicenses, certificates, approvals, identification numbers, consents, exemptions, notices, waivers, variances, franchises, registrations, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.

“Permitted Lien(s)” means (a) liens for taxes not yet due and payable; (b) liens of mechanics, carriers, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; (c) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges; and (d) liens created pursuant to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“PPI” means the Producer Price Index—Commodities—Finished Goods, as reported by the U.S. Bureau of Labor Statistics.

“Prepayment Credit” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.

“Product” means the Materials and the particular products identified in Attachment B.

“Product Loss” means any loss of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of Owner to comply with this Agreement; provided Product Loss shall not include the result of loss of or damage to Product (a) associated with circumstances involving Force Majeure, (b) caused by the act or omission of Customer, (c) due to normal Product evaporation, shrinkage, or clingage, (d) resulting from Product measurement inaccuracies within tolerance acceptable under current industry practices (including by way of example, measurement tolerances of weigh scales, flow meters, and level indicators), (e) due to thermal degradation, (f) due to diminution in quality due to storage, or (g) resulting from cleaning the Storage Tanks.

“Proposed Tank Plan” has the meaning assigned to such term in Section 4.6.

“Quarter” means any of the First Quarter, the Second Quarter, the Third Quarter or the Fourth Quarter, as applicable, except that the initial Quarter shall commence on the Effective Date and end on March 31, 2018 and the final Quarter shall end on the last day of the Term.

“Rail Racks” means (a) the asphalt rail rack, located at the Refinery, with a throughput capacity of 6,000 bpd used for loading asphalt and (b) the rail rack, located at the Refinery, with a throughput capacity of 7,325 bpd, commonly known as the “Big Rail Rack”, used for loading and unloading asphalt blendstocks and other products, in each case together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Receipt Fee” has the meaning assigned to such term in Section 3(d) of Attachment A.

“Receiving Party Personnel” has the meaning assigned to such term in Section 24.4.

“Refinery” means the petroleum refinery located in Big Spring, Texas, owned and operated by Delek US and its Affiliates.

“Renewal Term” has the meaning assigned to such term in Section 19.1.

“Required Permits” has the meaning assigned to such term in Section 4.12.

“Respondent” has the meaning assigned to such term in Section 25.4.

“Returned Product” has the meaning assigned to such term in Section 3.4.

“Scheduling Notice” has the meaning assigned to such term in Section 4.3.

“Second Quarter” means the three-month period that commences on April 1 and ends on June 30.

“Second Quarter Minimum Throughput Commitment” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Services” has the meaning assigned to such term in Section 2.2.

“Special Damages” has the meaning assigned to such term in Section 7.2.

“Specifications” means the instructions, formulations, volumes and specifications provided by Customer pursuant to Attachment C and any additional specifications set forth in a Scheduling Notice agreed to by Owner.

“Storage Fee” has the meaning assigned to such term in Section 3(a) of Attachment A.

“Storage Tanks” means those asphalt cement storage tanks listed on Attachment D that are located at the Refinery and used to provide the terminalling and storage Services to Customer pursuant to this Agreement, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Supplier’s Inspector” means any Person selected by Customer (or its assignee) to perform any and all inspections required by Customer in a commercially reasonable manner at Customer’s own cost and expense that is acting as an agent for Customer (or its assignee) and that (a) is a Person who performs sampling, quality analysis and quantity determination of the Products purchased and sold under the Supply and Offtake Agreement and is licensed to do so, (b) is not an Affiliate of any Party and (c) in the commercially reasonable judgment of Customer (or its assignee), is qualified and reputed to perform its services in accordance with Applicable Law and prudent industry practice.

“Supply and Offtake Agreement” means that certain Second Amended and Restated Supply and Offtake Agreement, dated as of February 1, 2015, by and among J. Aron, and Customer, as from time to time amended, modified and/or restated, and any replacement thereof.

“Tank Plan” has the meaning assigned to such term in Section 4.6.

“Term” has the meaning assigned to such term in Section 19.1.

“Termination Notice” has the meaning assigned to such term in Section 12.2.

“Third Party” means any entity other than Owner, Customer or their respective Affiliates.

“Third Quarter” means the three-month period that commences on July 1 and ends on September 30.

“Third Quarter Minimum Throughput Commitment” has the meaning assigned to such term in Section 3(c) of Attachment A.

“Throughput Fee” has the meaning assigned to such term in Section 3(b) of Attachment A.

“Transaction Agreements” means, collectively, this Agreement, the Asset Purchase Agreement, the Lease and Access Agreement (as defined in the Asset Purchase Agreement), the

Site Services Agreement (as defined in the Asset Purchase Agreement), and the Omnibus Agreement (as defined in the Asset Purchase Agreement).

“Truck Rack” means the asphalt truck rack with a throughput capacity of 15,000 bpd used for loading and unloading asphalt, hydrolene, and ground tire rubber, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Volume Determination Procedures” mean Owner’s ordinary month-end procedures for determining the NSV of Products held in the Storage Tanks, which for each Quarter-end shall be based on manual gauge readings of the Storage Tanks as at the end of such Quarter.

1.2                               Construction of the Agreement.

(a)                                 It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(i)                                     examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(ii)                                  the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions;

(iii)                               a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(iv)                              each Schedule or Attachment to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Schedule or Attachment, the provisions of the main body of this Agreement shall prevail;

(v)                                 the term “cost” includes expense and the term “expense” includes cost;

(vi)                              the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(vii)                           any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(viii)                        currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(ix)                              unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;

(x)                                 unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively; and

(xi)                              if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(b)                                 All references in this Agreement to an “Article,” “Section,” “subsection,” “Schedule” or “Attachment” shall be to an Article, Section, subsection, Schedule, or Attachment of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE II
FACILITIES, SERVICES, STATEMENTS, INVOICES,
DOCUMENTS AND RECORDS

Subject to the Asphalt Facilities’ capabilities existing as of the Effective Date:

2.1                               Owner agrees to provide storage and terminalling Services to Customer at the Asphalt Facilities, including providing a safe area for the purpose of loading or unloading Product and the provision of Storage Tanks for storage of Product. All such Asphalt Facilities are to be operated and maintained by Owner in good working order and repair at all times during the Term in accordance with the provisions herein.

2.2                               Owner will provide to or for Customer all labor and equipment required for the following storage and terminalling services (collectively, the “Services”):

(a)                                 receive and unload all Product delivered by or on behalf of Customer to the Asphalt Facilities from time to time during the Term of this Agreement;

(b)                                 deliver Product at temperatures consistent with prior practices and the capabilities of the Asphalt Facilities, generally ranging from 300 degrees Fahrenheit to 450 degrees Fahrenheit depending on the product (300 degrees Fahrenheit to 450 degrees Fahrenheit for TRCon product; 320 degrees Fahrenheit to 360 degrees Fahrenheit for TEx Dot products and Zero Pen; or otherwise mutually agreed by the Parties, load Product into tank trucks or rail cars at the Truck Rack or Rail Rack, as applicable and as reasonably directed by Customer in accordance with Section 2.4;

(c)                                  provide all pumping and heating necessary for proper and safe performance of each of the foregoing services, including heating facilities adequate to maintain the temperature of Product consistent with prior practices and the capabilities of the Asphalt Facilities, generally ranging from 270 degrees Fahrenheit to 510 degrees Fahrenheit depending on the product (330 degrees Fahrenheit to 500 degrees Fahrenheit for TRCon product; 270 degrees Fahrenheit to 360 degrees Fahrenheit for TEx Dot products and Zero Pen; and 50 degrees Fahrenheit to 130 degrees Fahrenheit for Hydrolene) degrees Fahrenheit;

(d)                                 handle, process, manufacture, blend and store Product in strict compliance with the Specifications;

(e)                                  verify and test asphalt binder quality, as reasonably directed by Customer in accordance with Section 2.4;

(f)                                   prepare all tank gauging reports, bills of lading and other shipping papers and deliver copies thereof to Customer, as reasonably directed by Customer; and

(g)                                  keep records and accounts and make reports relating to Product received in to or withdrawn from the Asphalt Facilities.

2.3                               The Services will be performed in a good and workmanlike manner and without undue delay in accordance, in all material respects, with customary and prudent industry standards, procedures and practices and in compliance with this Agreement and such other reasonable directives and guidelines as may be agreed upon by the Parties. Owner may adapt its performance of the Services, although not to a standard less than commercially reasonable, in order (a) to be consistent with industry practices; or (b) to achieve the efficient utilization of the Asphalt Facilities. In no event shall Owner accept Product in excess of the storage capacity of the Asphalt Facilities.

2.4                               Customer assumes full responsibility for informing Owner of the proper and safe means and methods of receiving, storing, handling, and redelivering Product. Customer agrees to execute in its name, pay for, and furnish to Owner all information and documents, which may be required by any Governmental Authority having jurisdiction under Applicable Laws relating to the description, receipt, storage, handling or redelivery of the Product, including sludge, flushing materials or other portions, admixtures, components or residues of, at or from any Asphalt Facilities. Customer shall be responsible for advising Owner in writing of any changes in such requirements prior to the date such changes take effect, as well as any revised information and documents required. Customer also agrees to provide Owner with further readily available information or advice upon reasonable request to assist Owner in performing its responsibilities for receipt, storage, handling, and redelivery of Product.

2.5                               Owner shall receive Products and, upon written instructions from Customer, shall handle the Products in accordance with the Specifications. Owner shall not be responsible for, and Customer shall indemnify and hold Owner harmless from and against, any Loss relating to handling instructions and Specifications provided by Customer or Owner’s failure to meet the Specifications if such failure is due to an act or omission of Customer.

2.6                               Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two years following termination or cancellation of this Agreement. Upon reasonable prior written notice, a Party or its authorized representatives may at its sole cost, during the Term of this Agreement and thereafter during the aforesaid two year period, inspect such records of the other Party during normal business hours at the other Party’s place of business. Unless a Party has taken written exception to a statement or invoice within 365 days following the date on which the statement or invoice is delivered, the statement or invoice shall be conclusively presumed to be true and correct.

2.7                               All additives, chemicals and other additions requested to be added to the Products (collectively, “Additives”) will be provided by Customer at no cost to Owner.

2.8                               Customer shall provide such reasonable assistance and documents as may reasonably be requested by Owner to meet Owner’s internal audit requirements.

2.9                               During the Term, Owner may enter into an agreement to provide storage, throughput and/or terminalling services to Third Parties at the Asphalt Facilities, including the Storage Tanks, provided that, (a) the provision of such throughput and storage services to Third Parties is not reasonably likely to negatively impact Customer’s ability to receive Services at the Asphalt Facilities in accordance with the terms of this Agreement in any material respect, (b) prior to any Third Party use of any of the Asphalt Facilities or the entry into any agreement with respect thereto, Owner shall have received prior written consent from Customer with respect to such Third Party usage or the entry into such agreement, as applicable, and (c) to the extent such Third-Party usage reduces the ability of Owner to provide the Minimum Throughput Commitment or the applicable Minimum Storage Capacity Commitment, the Minimum Throughput Commitment or the Storage Fee, as applicable, shall be proportionately reduced to the extent of the difference between the Minimum Throughput Commitment or the applicable Minimum Storage Capacity Commitment and the amount that can be throughput or stored at the Asphalt Facilities (prorated for the portion of the Quarter during which the Minimum Throughput Commitment or the applicable Minimum Storage Capacity Commitment was unavailable). Notwithstanding the foregoing, to the extent Customer is not using any portion of the Asphalt Facilities (the “Open Assets”) during a Force Majeure event, Owner may provide throughput and/or storage services to Third Parties on the Open Assets pursuant to one or more Third-Party agreements without the consent of Customer, and the Minimum Throughput Commitment and the applicable Storage Fee will be reduced to the extent of such Third-Party usage as set forth above; provided that such Third-Party agreements and related services shall terminate following the end of the Force Majeure event or the restoration of operations at the Asphalt Facilities, as applicable.

2.10                        Additional Throughput and Handling Services.

(a)                                 From time to time during the Term, Customer may reasonably request Owner perform throughput, handling, and measuring services in addition to the Services (collectively, the “Additional Services”). If any Additional Services are requested by Customer, then the Parties shall negotiate in good faith to determine whether such Additional Services shall be provided, the scope of such services, and the appropriate rates to be charged for such Additional Services.

(b)                                 Owner shall keep the Asphalt Facilities open for receipt, storage, handling, and redelivery of Product at such times as the Parties agree from time to time.

ARTICLE III
FEES, CHARGES, TAXES, DISPUTED AMOUNTS

3.1                               Customer will pay Owner the fees, rates and charges set forth in Attachment A with respect to the Services. All such payments, as well as any taxes and other amounts to which Owner is entitled under this Agreement, shall be paid in accordance with the terms and conditions set forth in this Agreement.

3.2                               Owner shall invoice Customer monthly for all services rendered by Owner hereunder. All fees and charges reflected in Owner’s invoices and not subject to dispute by Customer are due and payable within 30 days of the date of receipt of Owner’s invoice. Payment of undisputed fees and charges must be made by electronic funds transfer of same day available federal funds to Owner’s account and bank, both as indicated on Owner’s invoice. Invoices may be sent by electronic mail and facsimile. (x) Payments that are not disputed and that are not made within the agreed or designated terms and (y) disputed amounts resolved in favor of Owner shall bear interest from the original due date per annum at (a) the Prime Rate plus 2% or (b) if such rate is prohibited by Applicable Law, then the highest rate allowed by Applicable Law. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice. Customer will pay all of Owner’s reasonable, out-of-pocket costs (including reasonable professional fees and court costs) of collecting past due payments and late payment charges. In addition, in the event that Customer is more than 90 days overdue in its payment obligations hereunder, and Owner has not elected to terminate this Agreement in accordance with its terms, Owner shall be excused from its obligations to perform the Services until such delinquency is cured; provided, however, that Customer shall continue to be obligated to pay for any Services performed.

3.3                               Customer will pay, and will indemnify and hold harmless Owner from and against, any and all sales, use, excise and similar taxes, fees or other charges and assessments imposed on the Services. Customer will also pay, and will indemnify and hold harmless Owner from and against, any ad valorem or property ownership taxes, if any, on Product located at the Asphalt Facilities and Customer’s other property, if any. Owner shall be responsible for and pay all other applicable taxes levied upon Owner, including its own income and franchise taxes and ad valorem and other property taxes on the Asphalt Facilities themselves (but not on any Product stored on or in the Asphalt Facilities). Owner and Customer shall fully cooperate in providing documentation, exemption, or resale certificates required by Applicable Law to document and establish qualifications for any sales, use, or other transaction tax exemptions available with respect to the Services.

3.4                               Any Product returned by Third Parties who received Product from Customer (“Returned Product”) will be subject to all the same fees and standards that are applicable to all Products received at the Asphalt Facilities. Owner and Customer will use reasonable efforts to place such Returned Product in the Storage Tanks in order to preserve such Products’ properties, but Owner maintains the right to place and move Returned Product as needed.

3.5                               Customer and Owner shall reasonably exchange and share information with each other as necessary to properly report, defend, challenge, and pay taxes (including but not limited to sales taxes and fuel taxes), including information that supports and demonstrates total sales and sales that are exempt from tax.

ARTICLE IV
OPERATIONS, RECEIPTS AND DELIVERIES

4.1                               Receipts and deliveries of Product will be handled within the normal business hours of the Asphalt Facilities (subject to Article XII). Except as required pursuant to Section 4.2, Section 8.2 or Article XXIII of this Agreement, Owner will not be responsible for the payment of any Losses incurred by Customer for any delay in receiving or delivering Product.

4.2                               Customer assumes the risks of access to the loading facilities and is responsible for arranging for and bearing any costs associated with accessing the loading facilities.

4.3                               Except as set forth in Section 2.2, Customer must arrange for and pay all Third Party costs related to the delivery of Product to the Asphalt Facilities and from the Asphalt Facilities back to Customer. Owner is not responsible for such Third Party costs except as otherwise specifically provided herein. Unless otherwise provided by Owner in writing, Customer must provide written notice reasonably acceptable to Owner containing all necessary instructions related to the delivery, handling, and redelivery of Product, including, the identity and quantity of the Materials and the tentative date of delivery to the Asphalt Facilities (“Scheduling Notice”). The Parties shall reasonably coordinate with each other in advance with regard to scheduling of all Material movements and the in-bound quality, volume and grade, the times of delivery, and all material movement prior to shipment of all Materials delivered to Owner hereunder. Each Scheduling Notice delivered hereunder by Customer for deliveries of Material to the Asphalt Facilities shall be sent to those individuals that Owner has specified to Customer to receive such Scheduling Notice with respect to such Material delivery.

4.4                               Owner will deliver to Customer or to such Third Parties as Customer may direct, the Product held by Owner for the account of Customer. Customer is responsible for all documentation required for receipt of Material into the Asphalt Facilities. Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the Asphalt Facilities. Customer is responsible for maintaining any certificate of analysis or other documentation of product quality. Owner will not deliver any Product for the account of Customer that does not meet the product quality set forth in the Specifications.

4.5                               Owner will provide the Services to Customer only with respect to the Products. Customer will have access to the Asphalt Facilities for other materials and products only with prior written notice to and consent by Owner. Any other material or product approved by Owner will then become part of Product as defined in this Agreement. If a special method of providing the Services is required for a Product, then Customer must notify Owner in sufficient time to enable Owner to consider whether, in Owner’s sole discretion, it will accept the proposed changes in the method of delivering the Services and to take the necessary preparatory measures if it agrees with such changes. Absent such notice and absent Owner’s written approval with respect to a change in the Product to another material or product or the method of delivering the Services, Owner will not be liable for Losses incurred during the terminalling and storage of such Product, nor will Owner be obligated to provide Services or Additional Services with respect to such Product. It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of a new or changed Product will be for the account of Customer. Customer will be responsible for the expense of any cleaning and restoration to their previous condition of the Asphalt Facilities, including, if necessary, removal of all Products, including raw materials, intermediates, byproducts, sludge and waste in the Storage Tanks, as well as the pumps and loading facilities, unless otherwise explicitly stated in this Agreement. All fixtures, equipment and appurtenances attached to the Storage Tanks installed by Owner remain the property of Owner.

4.6                               For each calendar year during the Term, Owner shall prepare a plan (the “Proposed Tank Plan”) specifying, for each Quarter, (x) any schedule of maintenance or restoration plans with respect to the Storage Tanks and (y) the aggregate available storage capacity (not to exceed the Maximum Storage Capacity Commitment) of the Storage Tanks for such Quarter. Customer shall have a period of 30 days from receipt of the Proposed Tank Plan to approve the Proposed Tank Plan or propose modifications, subject to Owner’s agreement, to the Proposed Tank Plan, which Owner shall consider in good faith, taking into account the parties’ respective commercial requirements. If no modifications are proposed by Customer during such 30 day period, the Proposed Tank Plan shall be deemed approved. The Proposed Tank Plan, as approved or deemed approved, together with any modifications thereto as Customer and Owner shall agree, is referred to herein as the “Tank Plan.” The aggregate available storage capacity of the Storage Tanks for any Quarter as set forth in the Tank Plan is referred to herein as the “Minimum Storage Capacity Commitment.”

4.7                               Operations Interruptions.

(a)                                 Owner may perform scheduled inspections, maintenance or repairs during the Term that result in (x) any Storage Tank not having sufficient aggregate capacity to store a volume of Product at least equal to the applicable Minimum Storage Capacity Commitment for such Asphalt Facility or (y) the Rail Racks or Truck Rack not having sufficient aggregate capacity to throughput a volume of Product at least equal to the Minimum Throughput Commitment, in either case, in excess of any amount of time set forth in the Tank Plan (an “Operations Interruption”). If an Operations Interruption is for 30 days in a year or less, there shall be no reduction to the Storage Fee or the applicable Minimum Throughput Commitment during such 30 day period. If the Operations Interruption is for more than 30 days in a year for any reason other than Force Majeure, a Customer Responsibility or due to negligence or willful misconduct of Customer, any of its Affiliates, or their employees, directors, officers, representatives, agents or contractors: (1) Owner, at Owner’s cost and with the consent of Customer, such consent not to be unreasonably withheld, may move Product to a substantially equivalent facility and there shall be no reduction to the Storage Fee or the applicable Minimum Throughput Commitment; provided, that such substantially equivalent facility must be located within a 180 mile radius of the Asphalt Facilities and not create any logistics obstacles which significantly disadvantages Customer; or (2) after 30 days in a year of an Operations Interruption, Customer’s obligation to pay the Storage Fee and to throughput the applicable Minimum Throughput Commitment will be reduced as follows to address the loss of capacity available:

(i)                                     To the extent the Storage Tanks do not have sufficient aggregate capacity to store a volume of Product at least equal to the Minimum Storage Capacity

Commitment, the Storage Fee payable per month shall be proportionately reduced to the extent of the difference between the Minimum Storage Capacity Commitment and the amount that Customer can effectively store at the Storage Tanks (prorated for any partial month) (and, for avoidance of doubt, the Storage Fee shall not be reduced for each of the first 30 days in a year that the Storage Tanks do not have sufficient aggregate capacity to store a volume of Product at least equal to the Minimum Storage Capacity Commitment).

(ii)                                  To the extent the Rail Racks or the Truck Rack do not have sufficient aggregate capacity to throughput a volume of Products at least equal to the Minimum Throughput Commitment, the Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the Minimum Throughput Commitment and the amount that Customer can effectively throughput at the Rail Racks and the Truck Rack (prorated for any partial month) (and, for avoidance of doubt, the Minimum Throughput Commitment shall not be reduced for each of the first 30 days that the Rail Racks or the Truck Rack do not have sufficient aggregate capacity to throughput a volume of Products at least equal to the Minimum Throughput Commitment).

(b)                                 Any such fee or commitment reduction as a result of an Operations Interruption shall be deducted from the Storage Fee and applicable Minimum Throughput Commitment, calculated as a daily deduction. Such reduction shall continue until the Operations Interruption ceases, including through the provision of substitute arrangements. In addition to the foregoing, to the extent an Operations Interruption is as a result of an event other than Force Majeure, a Customer Responsibility, or due to the negligence or willful misconduct of Customer, any of its Affiliates, or their employees, directors, officers, representatives, agents or contractors, and the affected assets are not made available within 365 days after the date on which such capacity became unavailable, and substitute arrangements are not provided to handle the volume of Product for which there is a documented unmet storage and throughput need, then Customer shall have the right to terminate, upon written notice to Owner, the portion of Services provided at the affected portion of the Asphalt Facilities with a proportional reduction of the Storage Fee or Minimum Throughput Commitment for the remainder of the Term. In the event an Operations Interruption is a result of a Customer Responsibility or the negligence or willful misconduct of Customer, any of its Affiliates, or their employees, directors, officers, representatives, agents or contractors, there shall be no change to the Storage Fee and Minimum Throughput Commitment. Owner and Customer shall reasonably coordinate in scheduling inspections, maintenance or repairs contemplated by this Section 4.7 so as to minimize disruptions of the Parties’ respective businesses and operations. Customer shall act with commercially reasonable diligence to overcome or remedy any Customer Responsibility that results in an Operations Interruption and resume performance as quickly as possible.

(c)                                  Owner agrees to use its commercially reasonable efforts to minimize the impact of any such interruption on Customer so as to not unnecessarily interfere with any of Customer’s purchase or sale commitments or to otherwise accommodate, to the extent reasonably practicable, other commercial or market considerations that Customer deems relevant. Without limiting the generality of the foregoing, Owner agrees that it will use reasonable commercial efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any non-emergency maintenance undertaken by Owner as promptly as reasonably practicable. Owner shall provide Customer with an initial estimate of the period of any non-emergency maintenance and shall regularly update Customer as to the progress of such maintenance. If Owner determines that the expected completion date for maintenance has or is likely to change by 30 days or more, it shall promptly notify Customer of such determination.

4.8                               If any Governmental Authority requires installation of any improvement, alteration or addition to any Asphalt Facility for purposes of compliance with Applicable Law, and if the installation would require Owner to make substantial and unanticipated expenditures (whether or not capitalized), Owner will increase the fees payable pursuant to this Agreement and the corresponding Minimum Throughput Commitment (which such increase may include Owner’s cost of capital) in addition to the fees and commitment set out in Attachment A.

4.9                               Customer will be responsible for providing tank bottoms at each Storage Tank. At the end of the Term (or at the termination of this Agreement as to the applicable Asphalt Facility), Customer will be responsible for the removal of such tank bottoms in accordance with Section 19.3, unless Owner agrees to purchase such tank bottoms from Customer at the market value.

4.10                        Customer shall not deliver to the Asphalt Facilities any Materials which: (a) would in any way be injurious to the Asphalt Facilities; (b) may not be lawfully stored or throughput in such Asphalt Facilities; or (c) would render such Asphalt Facilities unfit for proper storage or handling of similar Products. Any and all Products that leave the Asphalt Facilities shall meet all relevant American Society for Testing and Materials, Environmental Protection Agency, and Applicable Law specifications.

4.11                        Owner agrees that the Asphalt Facilities used to provide services hereunder shall be in a condition generally acceptable within the industry and capable of storing the Products without contaminating them. Owner will avoid any contamination of one Product by another or any degradation of the quality of any Product that would impact Customer’s ability to market or sell such Product in a timely fashion. In addition, Owner will endeavor to ensure that no Products shall be contaminated with scale or other materials, chemicals, water or any other impurities. In lieu of any obligation to indemnify the Customer Indemnitees pursuant to Section 23.1(a) with respect to any such contamination, Owner may, at its sole option, require Customer, at Owner’s sole expense, to reprocess or otherwise treat any such contaminated Products to restore those Products to salable condition.

4.12                        Subject to Customer’s obligations under the other Transaction Agreements, Owner shall, at its sole cost and expense, take all actions reasonably necessary or appropriate to obtain, apply for, maintain, monitor, renew, and/or modify as appropriate, any Permit pertaining or relating to the operation of the Asphalt Facilities (the “Required Permits”) as presently operated. Owner shall not do anything in connection with the performance of its obligations under this Agreement that causes a termination or suspension of the Required Permits.

4.13                        The execution of this Agreement by the Parties does not confer any obligation or responsibility on Customer in connection with (a) any existing or future environmental condition at the Asphalt Facilities, including the presence of a regulated or hazardous substance on or in environment media at the Asphalt Facilities (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance; (b) any Environmental Law; (c) the Required Permits; or (d) any requirements arising under or relating to any Applicable Law, in each case, to the extent pertaining or relating to the operation of the Asphalt Facilities.

4.14                        Notwithstanding anything to the contrary herein, Customer shall have no power or authority under this Agreement to direct the activities of Owner or to exert control over the operation of the Asphalt Facilities or any portion thereof.

4.15                        Month End Inventory.

(a)                                 As of 11:59:59 p.m., CPT, on the last day of each month, Owner shall apply the Volume Determination Procedures to the Storage Tanks, and based thereon shall determine for such month for each Product, the aggregate volume of such Product held in the Storage Tanks at that time (each, an “Actual Month End Product Volume”). Owner shall notify Customer of each Actual Month End Product Volume by no later than 5:00 p.m., CPT, on the fifth Business Day thereafter.

(b)                                 At the cost and expense of Customer, Customer may, or may have Supplier’s Inspector, witness all or any aspects of the Volume Determination Procedures as Customer shall direct. If, in the judgment of Customer or a Supplier’s Inspector, the Volume Determination Procedures have not been applied correctly, then Owner will reasonably cooperate with Customer, or such Supplier’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to any Actual Month End Product Volume as may be necessary to correct any such errors.

4.16                        The Parties acknowledge Customer’s assignee under Article XXVI shall have no responsibility hereunder for any operations at the Asphalt Facilities or for performing storage and throughput services at or related to the Asphalt Facilities. Without limiting the foregoing, Customer’s assignee pursuant to Article XXVI shall not be responsible hereunder for any maintenance and repairs, labor, utilities, pumps, piping, tank conditions, heat and other activities on, at or under the Asphalt Facilities, or for movements, receipts and deliveries of Products to, at or from the Asphalt Facilities. Except as expressly provided in the other Transaction Agreements, neither Customer nor its assignee shall have any responsibility for ensuring that the Asphalt Facilities have any connections, equipment and capacity required to facilitate the movement of Products into and out of the Asphalt Facilities. Except as expressly provided in this Agreement or the other Transaction Agreements, any expenses relating to any of the foregoing activities shall be borne exclusively by Owner. Owner agrees to provide the required heat or steam to maintain the Products in a liquid free-flowing or pumpable state at Owner’s cost.  The provisions of this Section 4.16 shall not affect any obligations of Customer under any other Transaction Documents.

4.17                        Additional Documentation. Owner agrees that it shall provide Customer:

(a)                                 with a true and complete copy of the policies and procedures that Owner maintains, as from time to time in effect, with respect to the periodic inspection and cleaning of tanks and pipelines at the Asphalt Facilities; and

(b)                                 on an annual basis, and at such other times as reasonably requested by Customer, evidence in customary form of Owner’s adherence to (i) the policies and procedures referred to in clause (a) above and (ii) API standards for construction, repair, inspection and maintenance of tanks and pipelines.

ARTICLE V
PRODUCT QUALITY STANDARDS AND REQUIREMENTS

5.1                               Customer warrants to Owner that all Product and Additives tendered by or for the account of Customer for receipt into the Asphalt Facilities will conform to (or following the combination of Materials and Additives in accordance with the Specifications, will conform to) the Specifications. Owner may rely upon the Specifications and representations of Customer, if any, set forth in the Scheduling Notice as to the quality of Product and Additive. Owner will not be obligated to receive Product or Additives into any Asphalt Facility that is contaminated or that otherwise fails to meet the Specifications, nor will Owner be obligated to accept Product or Additive that fails to meet the grade, if any, set forth in the Scheduling Notice. Should Owner remove or dispose of or otherwise treat the Product for any water or other material or contaminants in or associated with the Product at any time, Customer shall pay or reimburse all costs and expense associated with such removal, disposal or treatment. Owner shall not remove or dispose of or otherwise treat the Product for any water or other material or containment without the prior approval of Customer.

5.2                               Owner may subject delivered Product to random testing either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis to ensure it is not contaminated and otherwise meets the applicable Specifications. If Product does not meet the Specifications, Owner shall not be obligated to unload such Product and shall contact a representative of Customer before unloading Product at the Asphalt Facilities to mutually agree on any modifications to the procedures and fees hereunder required by Owner for the unloading of such Product, including as provided in Section 4.5 and Section 5.5. Customer acknowledges and agrees that it shall be responsible for any reasonable delay costs incurred by Owner for handling, re-delivering and/or waiting for Customer’s decision with respect to Product not meeting the Specifications. Customer understands it is responsible for all field performance issues related to any Product delivered by Customer to Owner and/or any Product delivered by Owner to Customer under this Agreement.

5.3                               The quality of Product and Additives tendered into the Asphalt Facilities for Customer’s account may be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product or Additives so tendered meets the Specifications, as applicable. Such analysis may be conducted on a periodic basis in accordance with the applicable agency plan, changes to which shall be subject to the approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed. All costs associated with such compliance program shall be borne by Customer. Upon reasonable notice to Customer, Owner, at its expense, may sample any Product or Additives tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.

5.4                               Each Party may at all reasonable times and without unreasonable disruption to the other Party’s operations conduct appropriate tests to determine whether Product or Additives meet the applicable Specifications. Subject to the last sentence of Section 5.2, Owner will be liable to Customer for any Loss incurred by Customer by reason of contamination of Product or Additives occurring at any Asphalt Facility that causes the Product to fail to meet Specifications, but only to the extent such contamination involves a Product Loss and is not a result of a Customer Responsibility or caused by the negligence or willful misconduct of Customer or any of its Affiliates, or their employees, directors, officers, representatives, agents or contractors.

5.5                               If Customer has delivered to the Asphalt Facilities any Product or Additives that have been contaminated by the existence of and/or excess amounts of substances foreign to Products or Additives which could cause harm to users of the contaminated Product, the Asphalt Facilities or Owner, Customer shall be responsible for removing Customer’s contaminated Product or Additives from the Asphalt Facilities. Any Loss associated with such contaminated Product or Additive, including in connection with any proceeding before any Governmental Authority arising out of or relating to such contamination, arising out of or in connection with a breach of this Section 5.5 by Customer and/or its Affiliates shall be the sole responsibility of Customer. If Customer has delivered to the Asphalt Facilities any Product or Additives that cause harm, other than ordinary wear and tear, to the Asphalt Facilities, Customer shall be responsible for any such Loss.

5.6                               If, at any time during the Term, there is a material change in the Product, Specifications or Services hereunder that would result in a material increase in costs to Owner hereunder, other than as a result of Customer Responsibility or caused by the negligence or willful misconduct of Customer, any of its Affiliates, or their employees, directors, officers, representatives, agents or contractors, then the Parties will use commercially reasonable efforts to modify this Agreement and/or the fees payable by Customer hereunder as necessary to reflect such cost increase on such terms as are mutually agreed by the Parties.

ARTICLE VI
TITLE, CUSTODY, RISK OF LOSS, MEASUREMENT
AND CUSTODY OF PRODUCT

6.1                               Title and Custody.

(a)                                 Subject to Article XXVI, Customer shall, at all times during the Term, retain exclusive legal title to the Products stored or throughput by it at the Asphalt Facilities, and such Products shall remain Customer’s exclusive property. Customer hereby represents (subject to Article XXVI) that, at all times during the Term, it holds exclusive legal title to the Products throughput or stored by it at the Asphalt Facilities, free and clear of any liens, security interests, encumbrances and claims whatsoever, other than (i) Permitted Liens and (ii) any liens, security interests, encumbrances and claims with respect to which Customer has entered into an agreement reasonably acceptable to Owner subordinating such lien, security interest, encumbrance or claim to any applicable rights of Owner under this Agreement.

(b)                                 Subject to Article XXVI, legal title and risk of loss to all of the Products stored or throughput by Customer at the Asphalt Facilities shall remain at all times with Customer.

(c)                                  During the Term, Owner shall hold all Products at the Asphalt Facilities solely as bailee and represents and warrants that when any such Products are redelivered to Customer, they shall be redelivered free and clear of any liens, security interests, encumbrances and claims of any kind whatsoever created or caused to be created by Owner, other than Permitted Liens. During the Term, none of Owner or any of its Affiliates shall (and Owner shall not permit any of its Affiliates or any other Person to) use any such Products for any purpose other than as permitted hereunder. Solely in its capacity as bailee, Owner shall have custody of the Products stored or transported under this Agreement from the time such Products are delivered to Owner until such time that the Products pass the outlet flange of the Asphalt Facilities or, if there is no outlet flange, at such time that the Products are redelivered to Customer or its designee.

6.2                               Scheduling and Measurements.

(a)                                 The volume of Products received into and redelivered out of the Asphalt Facilities shall be measured daily by Owner, using the applicable meter tickets, tank gauges and truck loading meters. In determining quantities, if any adjustment based on temperature is required, Owner shall furnish Customer with the most current temperature correction tables available which apply to the Products. Volume measurements shall be made as provided in Article 11 of the Supply and Offtake Agreement. Owner shall provide Customer with (i) daily reports showing the tank gauges and meter readings for the prior day and (ii) monthly reports, as of midnight, CPT, on the last day of each month, reflecting all Product movements during that month and the amount of Product located in the Storage Tanks.

(b)                                 Owner shall provide Customer with reasonable prior notice of any periodic testing and calibration of any measurement facilities providing measurement of Products at the Asphalt Facilities, and Owner shall permit Customer to observe such testing and calibration. In addition, Owner shall provide Customer with any documentation regarding the testing and calibration of the measurement facilities.

ARTICLE VII
LIMITATION OF LIABILITY AND DAMAGES

7.1                               The maximum Liability of Owner for Product Loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product Loss or immediately prior to its contamination. Owner may, in lieu of payment for Product Loss, replace such Product with Product of like grade and quality and reasonably acceptable to Customer.

7.2                               EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR LOSSES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS, DIMINUTION IN VALUE  OR OTHER BUSINESS INTERRUPTION DAMAGES (IN EACH CASE, TO THE EXTENT NOT A DIRECT LOSS), OR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES (COLLECTIVELY REFERRED TO AS “SPECIAL DAMAGES”), IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

7.3                               Notwithstanding anything herein to the contrary: (a) in no event will Owner be responsible or liable hereunder for any Customer Responsibility; and (b) in no event will Customer be responsible or liable hereunder for any Owner Responsibility.

ARTICLE VIII
PRODUCT LOSS

8.1                               Customer shall be solely responsible for furnishing all Materials used to process or manufacture any and all Products at the Asphalt Facilities and any Additives requested to be added to the Products.

8.2                               During such time as Owner has custody of the Product, Owner will indemnify Customer against, and is responsible for, any Product Loss in excess of 1% of Actual Throughput on an annual basis, measured by weight that occurs while the Product is in Owner’s custody at the Asphalt Facilities. In the event of the foregoing Product Losses, the total quantity of net Product Loss at the termination of the Agreement will be determined within 30 days following the end of the Term, and Owner will reimburse Customer the cost of such Product on the determination date thereof determined in accordance with published prices therefor in the area served by the Asphalt Facilities. Other than pursuant to Article XXIII Owner shall have no responsibility for any Loss to Persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such Loss involves a Product Loss. Any gains in Product accumulating during the time Owner has custody of the Product shall be the sole property of Customer.

ARTICLE IX
LOADING AND TRANSPORTING CONDITIONS

9.1                               Right to Reject Transport Vehicles and Refuse to Load/Transfer Under Unsafe Conditions. Owner reserves the sole right to reject any rail cars, trucks, transports or containers presented for loading which Owner reasonably believes would present an unsafe or potentially unsafe situation or condition, and Owner reserves the right, in its sole discretion, to refuse to load goods under any condition Owner reasonably believes is unsafe, which is caused by, including but not limited to, drivers, personnel, equipment, procedures and/or weather conditions.

9.2                               Compliance with Owner’s Designated Policies and Procedures. Customer agrees that it, including its contractors, agents and employees, will comply with all of Owner’s safety regulations and rules when Customer or its contractors, agents or employees are on Owner’s premises or otherwise in connection with the performance of this Agreement and Customer shall indemnify and hold Owner harmless from Losses arising out of the acts or omissions of Customer, its contractors, agents, or employees while on Owner’s premises.

9.3                               Accident Reporting and Emergency Response.

(a)                                 Product Release at the Asphalt Facilities.

(i)                                     Reporting and Response Obligation. If a release of Product occurs at the Asphalt Facilities, as between Owner and Customer, Owner shall make all release notifications and reports that are legally required and shall also provide Customer with written notice of such legally required release notifications and reports within three Business Days of making such notifications and reports. Further, as between Owner and Customer, Owner shall be responsible to perform any and all response actions required to address such releases on the Asphalt Facilities.

(ii)                                  Financial Responsibility. Owner shall be financially responsible for all releases occurring at the Asphalt Facilities with respect to Product in its custody; except that, to the extent a release of Product occurring at an Asphalt Facility while in Owner’s custody is a Customer Responsibility, Customer shall indemnify Owner for all costs of response actions and remediation related thereto. Customer shall also indemnify Owner for all costs of response actions and remediation related to a release occurring at an Asphalt Facility if at the time of such release, the Product is in the custody of Customer; except that, to the extent such release is an Owner Responsibility, Owner shall indemnify Customer for all costs of response actions and remediation related thereto. For purposes hereof, financial responsibility shall include responsibility for all Losses relating to environmental remediation and clean-up costs, and Losses in connection with personal injuries, death or damage to property or the environment arising from or relating to the subject release.

(b)                                 Product Release Outside the Asphalt Facilities.

(i)                                     Reporting and Response Obligation. If a release occurs while Product is any place other than at the Asphalt Facilities, as between Owner and Customer, Customer shall make all release notifications and reports that are legally required and shall provide Owner with written notice of such release notifications and reports within three Business Days of making such notifications and reports. Further, as between Owner and Customer, Customer shall be responsible for and shall clean up and take any and all response actions required to address all releases that occur while the Product is not located on Owner’s Asphalt Facilities.

(ii)                                  Financial Responsibility. Customer shall be financially responsible for all releases occurring at any place other than the Asphalt Facilities; except that, to the extent a release of Product occurring outside of the Asphalt Facilities is an Owner Responsibility, Owner shall indemnify Customer for all costs of response actions and remediation related thereto. For purposes hereof, financial responsibility shall include responsibility for all Losses relating to environmental remediation and clean-up costs, and Losses in connection with personal injuries, death or damage to property or the environment arising from or relating to the subject release.

ARTICLE X
IMPROVEMENTS

10.1                        Subject to (a) Owner’s written approval, which approval may relate to design, location, construction methods, and installation procedures and may be withheld in Owner’s sole discretion, and (b) the terms, provisions, and conditions of this Agreement and the Transaction Agreements, Customer may construct or place at the Asphalt Facilities, at Customer’s sole expense, improvements desired by Customer (“Customer Improvements”). Such improvements, if permanently placed or affixed to the Asphalt Facilities, shall become the property of Owner at termination of this Agreement, except as otherwise agreed to in writing by the Parties. Except as provided in the immediately preceding sentence, Customer shall be permitted at any time to remove or dispose of any Customer Improvement at Customer’s cost; provided, that Customer shall restore the Asphalt Facilities to the same condition that existed prior to the installation of such Customer Improvement. Customer shall not remove or dispose of any of the assets or improvements at the Asphalt Facilities (other than Customer Improvements as provided in the immediately preceding sentence) without the prior written approval of Owner, which may be withheld in Owner’s sole discretion.

10.2                        At the request of Customer, Owner shall install and maintain signage at the Asphalt Facilities at Customer’s sole cost and expense (including but not limited to construction costs, permits and licensing fees); provided that such signage shall only provide information reasonably necessary to facilitate receipt and delivery of Product. Upon the expiration or earlier termination of this Agreement, Owner shall remove all signage and restore the premises to their original condition at Customer’s sole cost and expense.

ARTICLE XI
MAINTENANCE

11.1                                                Except to the extent provided in the Asset Purchase Agreement, (a) Owner shall be responsible for the maintenance and repair of the Asphalt Facilities and (b) Owner shall retain liability for costs associated with maintenance and repair of the Asphalt Facilities. Owner will maintain and operate the Asphalt Facilities in accordance with the equipment manufacturer’s standards and/or industry practices.

ARTICLE XII
FORCE MAJEURE

12.1                        In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided that: (i) prior to the third anniversary of the Effective Date, Customer shall be required to continue to make payments (1) for the Throughput Fees and Receipt Fees for volumes Actually Throughput under this Agreement, (2) for the Storage Fees, and (3) for any Deficiency Revenue unless, in the case of (2) and (3), the Force Majeure event adversely affects Owner’s ability to perform the Services, in which case, as applicable, the Storage Fees shall only be paid (x) if the effect of such Force Majeure event on Owner does not result in the inability of the Asphalt Facilities to operate and (y) to the extent Customer utilizes the applicable Storage Tanks for the storage of its Products during the applicable month, and Customer will not be required to make payments of Deficiency Revenue; and (ii) from and after the third anniversary of the Effective Date, Customer shall be required to continue to make payments (1) for the Throughput Fees for volumes actually delivered under this Agreement, (2) for the Receipt Fees for volumes actually received under this Agreement and (3) for the Storage Fee to the extent Customer utilizes the applicable Storage Tanks for the storage of its Products during the applicable month. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). Customer shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch. Prior to the third anniversary of the Effective Date, any suspension of the obligations of the Parties under this Section 12.1 as a result of a Force Majeure event that adversely affects Owner’s ability to perform the Services shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 12.2.

12.2                        If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than 12 consecutive months beyond the third anniversary of the Effective Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than 12 months after the later to occur of (x) the delivery of the Termination Notice and (y) the third anniversary of the Effective Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that if the Termination Notice relates to a Force Majeure event that affects only a certain Asphalt Facility, then if and when such Termination Notice becomes effective, the termination effected thereby shall apply only to the obligations hereunder with respect to such Asphalt Facility and shall not apply to the obligations hereunder with respect to the other Asphalt Facilities. Upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations (up to a maximum of one year). After (a) the third anniversary of the Effective Date or (b) the Expiration Date, and following delivery of a Termination Notice, Owner may terminate this Agreement, to the extent affected by the Force Majeure event, upon 60 days prior written notice to Customer in order to enter into an agreement to provide any Third Party the Services provided to Customer under this Agreement; provided, however, that Owner shall not have the right to terminate this Agreement for so long as Customer continues to make payments of Deficiency Revenue.

ARTICLE XIII
INSPECTION OF AND ACCESS TO ASPHALT FACILITIES

13.1                        At any reasonable times during normal business hours and upon reasonable prior written notice, Customer and its representatives (including one or more Supplier’s Inspectors) shall have the right to enter and exit Owner’s premises in order to have access to the Asphalt Facilities for any purpose relating to this Agreement, including to enforce its rights and interests hereunder, to observe the operations of the Asphalt Facilities and to conduct such inspections as Customer (or its assignee) may wish to have performed in connection with this Agreement, including the right to inspect, gauge, measure, take product samples or take readings at the Asphalt Facilities on a spot basis; provided that (a) Customer’s personnel shall follow routes and paths designated by Owner or security personnel employed by Owner, (b) Customer’s personnel shall observe all security, fire and safety regulations while, in around or about the Asphalt Facilities, and (c) Customer shall be liable for any damage directly caused by the acts or omissions of such personnel. Without limiting the generality of the foregoing, Owner shall regularly grant the

Supplier’s Inspector such access from the last day of each month until the third Business Day of the following month. Notwithstanding any of the foregoing, if an Event of Default with respect to Owner has occurred and is continuing, Customer (or its assignee) and its representatives and agents (including one or more Supplier’s Inspectors) shall have unlimited and unrestricted access to the Asphalt Facilities as such Event of Default continues.

13.2                        When accessing the facilities of Owner, Customer and its representatives (including one or more Supplier’s Inspectors) shall at all times comply with such safety directives and guidelines as may be furnished to Customer by Owner in writing from time to time.

13.3                        For all purposes hereunder, any jobbers, distributors, carriers, haulers and other customers designated in writing or otherwise by Customer to have loading privileges under this Agreement or having possession of any loading device furnished to Customer pursuant to this Agreement, together with their respective officers, servants and employees, shall, when they access the Asphalt Facilities, be deemed to be representatives of Customer and subject to the applicable terms of this Agreement including Section 13.1 and Section 13.2, and any such Person shall enter into an appropriate access agreement with Owner with respect to such access.

ARTICLE XIV
ADDITIONAL COVENANTS

14.1                        Owner hereby:

(a)                                 agrees that it shall not sell, shall have no interest in and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature (other than Permitted Liens) with respect to any of the Products;

(b)                                 (i) confirms that it will post at the Asphalt Facilities such reasonable placards as Customer requests stating that Customer is the owner of specific Products held at the Asphalt Facilities and (ii) agrees that it will take all actions reasonably necessary to maintain such placards in place for the Term;

(c)                                  acknowledges and agrees that Customer may file a UCC-1 financing statement with respect to the Products stored or throughput at the Asphalt Facilities, and Owner shall cooperate with Customer in executing such financing statements; and

(d)                                 agrees that if, in connection with measurements made for its monthly reports required in Section 6.2(a), it experiences Product losses greater than 1%, by weight, since the previous month’s report, Owner shall also provide a detailed analysis and explanation of such loss.

14.2                        Customer hereby agrees to replace or repair, at its own expense, any part of the Asphalt Facilities which may be destroyed or damaged through any act or omission of Customer, its agents or employees or any Supplier’s Inspector.

14.3                        Each Party hereby agrees that:

(a)                                 it shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon reasonable request;

(b)                                 it also shall promptly notify the other Parties of any violation or alleged violation of any Environmental Law relating to any Products stored under this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Products;

(c)                                  all records or documents provided by any Party to any of the other Parties shall, to the best knowledge of such Party, accurately and completely reflect the facts about the activities and transactions to which they relate; and

(d)                                 it shall promptly notify the other Parties if at any time such Party has reason to believe that any records or documents previously provided to any of the other Parties no longer are accurate or complete.

14.4                        Limited Guaranty by Delek US. Delek US hereby unconditionally and irrevocably guarantees to Owner the due and punctual payment of all sums payable by Customer under this Agreement. In the case of the failure of Customer to make any such payment as and when due, Delek US hereby agrees to make such payment or cause such payment to be made, promptly upon written demand by Owner to Delek US, but any delay in providing such notice shall not under any circumstances reduce the liability of Customer or operate as a waiver of Customer’s right to demand payment.

ARTICLE XV
REPRESENTATIONS

15.1                        Owner represents and warrants to Customer that (a) this Agreement, the rights obtained and the duties and obligations assumed by Owner hereunder, and the execution and performance of this Agreement by Owner, do not violate any Applicable Law with respect to Owner or any of its properties or assets, the terms and provisions of Owner’s organizational documents or any agreement or instrument to which Owner or any of its properties or assets are bound or subject; (b) the execution and delivery of this Agreement by Owner has been authorized by all necessary limited liability company or other action; (c) Owner has the full and complete authority and power to enter into this Agreement and to provide the Services hereunder; (d) no further action on behalf of Owner, or consents of any other party (other than a Governmental Authority), are necessary for the provision of services hereunder (except for the consents of any Third Party holding a mortgage on the Asphalt Facilities or having another interest therein which Owner covenants and represents it has obtained); and (e) upon execution and delivery by Owner, this Agreement shall be a valid and binding agreement of Owner enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

15.2                        Customer represents and warrants to Owner that (a) this Agreement, the rights obtained and the duties and obligations assumed by Customer hereunder, and the execution and performance of this Agreement by Customer, do not violate any Applicable Law with respect to Customer or any of its property or assets, the terms and provisions of Customer’s organizational documents or any agreement or instrument to which Customer or any of its property or assets are bound or subject; (b) the execution and delivery of this Agreement by Customer has been authorized by all necessary limited partnership or other action; (c) Customer has the full and complete authority and power to enter into this Agreement; (d) no further action on behalf of Customer, or consents of any other party (other than a Governmental Authority), are necessary for the provision of services hereunder (except for the consents of any Third Party holding a mortgage on the Asphalt Facilities or having another interest therein); and (e) upon execution and delivery by Customer, this Agreement shall be a valid and binding agreement of Customer enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

ARTICLE XVI
ASSIGNMENT

16.1                        Except as provided in Article XXVI, Customer shall not assign its rights or obligations hereunder without Owner’s prior written consent; provided, however, that Customer shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.

16.2                        Owner shall not assign its rights or obligations under this Agreement without the prior written consent of Customer; provided, however, that (a) Owner may assign this Agreement without such consent in connection with a sale by Owner of all or substantially all of the Asphalt Facilities, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (i) agrees to assume all of Owner’s obligations under this Agreement; (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Owner in its reasonable judgment; and (iii) is not a competitor of Customer, as determined by Customer in good faith; and (b) Owner shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.

16.3                        Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.

16.4                        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

16.5                        The Parties’ obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of a Partnership Change of Control, Customer shall have the option to extend the Term of this Agreement as provided in Section 19.1, without regard to the notice periods provided in the third and fourth sentences of

Section 19.1. Owner shall provide Customer with notice of any Partnership Change of Control at least 60 days prior to the effective date thereof.

ARTICLE XVII
NOTICE

17.1                        All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by PDF document attached to an e-mail. All notices will be addressed to the Parties at the respective addresses provided in Attachment A or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

ARTICLE XVIII
COMPLIANCE WITH LAW AND SAFETY

18.1                        Customer warrants that the Product and Additives tendered by it have been and will be produced, transported and handled in full compliance with all Applicable Law. Owner warrants that the Services provided by it under this Agreement are and will be in full compliance with all Applicable Law. Each Party also warrants that it may lawfully receive and handle the Product, and it will furnish to the other Party any evidence required to provide compliance with Applicable Law and to file with applicable Governmental Authorities reports evidencing such compliance with Applicable Law.

18.2                        Each Party hereby agrees that it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law.  During the time any Products are held or throughput at the Asphalt Facilities, Owner shall be solely responsible for compliance with all Applicable Laws pertaining to the possession, handling, use and processing of such Products.

18.3                        Customer will furnish Owner with written information (including any applicable safety data sheet) concerning the safety and health aspects of the Product and Additives received, terminalled or stored under this Agreement. Customer will make available such information to all Persons who request copies of such information, including Owner’s agents and contractors.

ARTICLE XIX
TERM AND TERMINATION

19.1                        The initial term of this Agreement (the “Initial Term”) shall commence at 00:00:01 a.m., CPT, on the Effective Date, and continue for a period of ten Contract Years, unless extended as hereinafter provided. Owner shall have the one-time option to extend this Agreement for up to five additional years on the same terms and conditions set forth herein (the “Renewal Term”). In order to exercise its option to extend this Agreement for a Renewal Term, Owner shall notify Customer of the desired length of the Renewal Term in writing not less than 180 days prior to the expiration of the Initial Term. At the end of the Renewal Term, this Agreement shall then continue on a year to year basis unless cancelled by either Party by delivering not less than 180 days’ written notice to the other Party. The Initial Term, the Renewal Term and any such year to year renewal term shall collectively be the “Term”.

19.2                        This Agreement may be terminated during the Term under the following circumstances:

(a)                                 The Parties may terminate this Agreement by execution of a written agreement signed by authorized representatives of both Parties, in which event the termination shall be effective on the date specified in such agreement.

(b)                                 Either Party may terminate this Agreement in the event of a material breach of this Agreement by the other Party upon not less than 30 days prior written notice to such defaulting Party unless such breach has been cured within 30 days from receipt by the defaulting Party of such notice.

(c)                                  Either Party may terminate this Agreement, in its entirety or with respect to a portion of the applicable Asphalt Facilities only, in accordance with the provisions of Sections 4.7 or Section 12.2 of this Agreement.

19.3                        Upon any termination of this Agreement, Customer shall arrange the removal of all Product, including intermediates, byproducts, sludge and waste in the Storage Tanks, and will be responsible for the expense of any cleaning and restoration to their previous condition of the Asphalt Facilities. Customer agrees to reimburse Owner for the costs of such cleaning, restoration and removal, which shall include any expenses necessary to restore the Asphalt Facilities to their previous condition, plus a 10% administrative fee. Customer shall, upon expiration or termination of this Agreement, and if requested by Owner, promptly remove any and all of its owned equipment, if any.

19.4                        Each Party’s obligations under this Agreement shall end as of the effective date of its termination in accordance with this Agreement; provided, however, that each Party shall remain liable to the other hereunder with respect to (a) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder or (b) as otherwise provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, Section 2.6, Section 2.9, Article III, Article VII, Section 8.2, Article XVII, Section 19.3, this Section 19.4, Article XXIII, Article XXIV, and Article XXV and shall survive the expiration or termination of this Agreement.

ARTICLE XX
INSURANCE

20.1                        During the Term, each of Owner and Customer shall at all times carry and maintain, or cause to be carried and maintained, with reputable insurance companies reasonably acceptable to the other Party, commercially reasonable insurance coverages and limits, including, in the case of Customer, workers’ compensation and employer’s liability insurance.

ARTICLE XXI
COMPLIANCE

21.1                        All Customer trucks, common carriers and other Third Parties used by Customer in accessing the Asphalt Facilities will be required to meet Owner’s reasonable approval. Owner’s requirements for approval shall include meeting Owner’s insurance requirements and execution of an access agreement provided by Owner. All Customer trucks, common carriers and other Third Parties used by Customer in accessing the Asphalt Facilities will also be required to comply with all of Owner’s health, safety and environmental procedures in place at the Asphalt Facilities and that have been made known in writing to Customer and its contracts, agents or employees. Owner agrees that the Asphalt Facilities and the performance of the Services shall at all times comply, in all material respects, with all Environmental Laws. Owner shall give all notices and report all reportable events to federal, state and local authorities in accordance with the Environmental Laws, within the time periods and to the office and in the manner designated by the Environmental Laws. Owner shall take reasonable precautions and maintain procedures designed to prevent the release or spill into the environment of any of Product. In the event of any release or spill of Product at the Asphalt Facilities, Owner shall commence containment or clean-up operations as deemed necessary or appropriate by any Governmental Authorities.

ARTICLE XXII
EVENT OF DEFAULT; REMEDIES UPON EVENT OF DEFAULT

22.1                        Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:

(a)                                 Any Party fails to make payment when due (i) under Section 3.2 within one Business Day after a written demand therefor or (ii) under any other provision hereof within five Business Days; or

(b)                                 Other than a default described in Section 22.1(a) or Section 22.1(c), Customer or Owner fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of any other Party within 30 days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c)                                  Any Party breaches any representation or warranty made or deemed to have been made by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within 30 days after the date that such Party receives notice that corrective action is needed; or

(d)                                 Any Party becomes Bankrupt.

22.2                        Without limiting any other provision of this Agreement, if an Event of Default with respect to Customer or Owner (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement.

22.3                        Without limiting any other rights or remedies hereunder, if an Event of Default occurs and Customer is the Non-Defaulting Party, Customer may, in its discretion, (a) reclaim and repossess any and all of its Products held at the Asphalt Facilities or elsewhere on Owner’s premises, and (b) otherwise arrange for the disposition of any of its Products in such manner as it elects.

22.4                        If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Article XXII, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party under this Agreement (whether or not then due). Any net amount due hereunder shall be payable by the Party owing such amount within one Business Day of termination.

22.5                        The Non-Defaulting Party’s rights under this Article XXII shall be in addition to, and not in limitation of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all Losses incurred in the exercise of any remedies hereunder.

ARTICLE XXIII
INDEMNITY

23.1                        Indemnity.

(a)                                 By Owner. Owner shall pay to, reimburse, defend, indemnify and hold harmless Customer, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Customer Indemnitees”) for, from and against any Losses incurred by a Customer Indemnitee arising out of (i) any breach by Owner of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Owner made herein or in connection herewith, or (ii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Owner, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Customer Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors; provided, however, that any Losses for environmental matters arising from the full or partial failure of API 653 Tanks prior to the applicable API 653 Inspection Date (each as defined in the Asset Purchase Agreement) shall not be included in the indemnity provided in this Section 23.1(a). Notwithstanding the foregoing, Owner’s liability to the Customer Indemnitees pursuant to this Section 23.1(a) shall be net of any insurance proceeds actually received by the Customer Indemnitees or any of their respective Affiliates from any Third Party with respect to or on account of the damage or injury which is the subject of the indemnification claim. Customer agrees that it shall, and shall cause the other Customer Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Customer Indemnitees are entitled with respect to or on account of any such damage or injury, (y) notify Owner of all potential claims against any Third

Party for any such insurance proceeds, and (z) keep Owner fully informed of the efforts of the Customer Indemnitees in pursuing collection of such insurance proceeds.

(b)                                 By Customer. Customer shall pay to, reimburse, defend, indemnify and hold harmless Owner, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Owner Indemnitees”) for, from and against any Losses incurred by an Owner Indemnitee arising out of (i) any breach by Customer of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Customer made herein or in connection herewith, or (ii) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Customer, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Owner Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors; provided, however, that any Losses for environmental matters with respect to API 653 Tanks prior to the Applicable API 653 Inspection Date (each as defined in the Asset Purchase Agreement) shall not be included in the indemnity provided in this Section 23.1(b). Notwithstanding the foregoing, Customer’s liability to the Owner Indemnitees pursuant to this Section 23.1(b) shall be net of any insurance proceeds actually received by the Owner Indemnitees or any of their respective Affiliates from any Third Party with respect to or on account of the damage or injury which is the subject of the indemnification claim. Owner agrees that it shall, and shall cause the other Owner Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Owner Indemnitees are entitled with respect to or on account of any such damage or injury, (y) notify Customer of all potential claims against any Third Party for any such insurance proceeds, and (z) keep Customer fully informed of the efforts of the Owner Indemnitees in pursuing collection of such insurance proceeds.

23.2                        THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

23.3                        Transaction Agreements. The Transaction Agreements contain additional indemnity provisions. The indemnities contained in this Article XXIII are in addition to and not in lieu of the indemnity provisions contained in any other Transaction Agreement. Any indemnification obligation of Customer to Owner on the one hand, or Owner to Customer on the other hand, pursuant to this Article XXIII shall be reduced by an amount equal to any indemnification actually recovered by such parties pursuant to any Transaction Agreement to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of Customer or Owner, respectively.

ARTICLE XXIV
CONFIDENTIALITY

24.1                        Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any Third Party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Article XXIV. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

24.2                        Required Disclosure. Notwithstanding Section 24.1, if the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

24.3                        Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Article XXIV, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

24.4                        Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any Third Party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

24.5                        Survival. The obligation of confidentiality under this Article XXIV shall survive the termination of this Agreement for a period of two years.

ARTICLE XXV
MISCELLANEOUS

25.1                        Amendment; Modification; Waiver. This Agreement (including any Attachments or Schedules hereto) may be terminated, amended or modified only by a written instrument executed by the Parties and approved by the conflicts committee of the board of directors of the General Partner; provided that Attachment B may be amended and restated at any time to add additional Products to the Asphalt Facilities as provided in Section 4.5 and Section 5.5, and such amended and restated Attachment B shall replace the prior Attachment B and be incorporated by reference into this Agreement for all purposes. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

25.2                        Cumulative Remedies. (a)   Unless otherwise specified herein, each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

25.3                        Nature of Transaction and Relationship of Parties.

(a)                                 This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that Owner is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make Owner, or any employee or agent of Owner, an agent or employee of Customer.

(b)                                 No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any Third Party; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Parties; or to otherwise act as the representative of any of the other Parties, unless expressly authorized in writing by such other Party.

25.4                        Arbitration Provision. Any and all Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 25.4 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 25.4 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. Claimant will pay the compensation and expenses of the arbitrator named by or for it, and Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of Customer, Owner or any of their Affiliates and (b) have not less than seven years of experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Customer, Owner and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. The arbitrators shall have no right to grant or award Special Damages.

25.5        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

25.6        Entire Agreement. This Agreement (including its Schedules and Attachments), together with the Asset Purchase Agreement (including the Ancillary Documents, as defined in the Asset Purchase Agreement), contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect.

25.7        Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

25.8        Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or portable document format

(pdf)), will be deemed original but all of which together will constitute one and the same instrument.

25.9        No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each signatory hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the indemnified parties with respect to Article XXIII or J. Aron with respect to Article XXVI) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

25.10      Time of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

ARTICLE XXVI
J. ARON

26.1        Designated Assignment. For a period from and including the Effective Date to the Expiration Date (the “Designation Period”), Customer hereby assigns to J. Aron all of Customer’s rights to use, hold Products in, and transport Products through, the Asphalt Facilities pursuant to this Agreement, subject to additional terms and conditions of this Article XXVI. During the Designation Period, Owner shall note in its records and account separately for J. Aron’s ownership of Products held in or transported through the Asphalt Facilities (collectively, the “J. Aron Materials”) until such time as J. Aron shall notify Owner in writing that ownership in such J. Aron Materials has been transferred from J. Aron to Customer, it being the intention that Owner shall not be required to recognize any other transfers of ownership of any J. Aron Materials (other than transfers from J. Aron to Customer) unless such transfer and recognition are agreed to in writing by Owner in its reasonable discretion. Customer shall act as J. Aron’s sole agent for all purposes of this Agreement, and Owner shall be entitled to follow Customer’s instructions with respect to any J. Aron Materials that are transported, stored or handled by Owner pursuant to this Agreement unless and until Owner is notified by J. Aron in writing that Customer is no longer authorized to act as J. Aron’s agent, in which case Owner shall thereafter follow the instructions of J. Aron (or such other agent as J. Aron may appoint) with respect to all J. Aron Materials that are transported, stored or handled by Owner pursuant to this Agreement. All volumes shipped by J. Aron will be taken into account in the determination of whether Customer has satisfied its Minimum Throughput Commitment.

26.2        Measurements; Inventory Reports; Notices. Customer and J. Aron shall each have the rights provided for in this Agreement for so long as any J. Aron Materials are located in the Asphalt Facilities. During any Designation Period, Owner shall send copies of all inventory and other reports, all other documentation described in or required to be delivered pursuant to this Agreement to Customer and all notices delivered pursuant to this Agreement to Customer to J. Aron at: J. Aron & Company LLC, 200 West Street, New York, New York 10282-2198, Attention: Commodity Operations/Energy Logistics, ficc-jaron-oilops@gs.com.

26.3        All Provisions in Effect. During any Designation Period, all provisions of this Agreement, as amended or adjusted by this Article XXVI, shall be in full force and effect with respect to J. Aron and the J. Aron Materials as if J. Aron were party hereto in place of Customer, subject however to the following:

(a)           J. Aron’s sole payment obligation hereunder shall be to pay any amounts from time to time due under (i) Sections 3(a), 3(b) and 5 in Attachment A with respect to Services actually rendered hereunder by Owner with respect to the J. Aron Materials and (ii) Article XXIII with respect to Losses directly or indirectly arising out of the activities of J. Aron under this Agreement; provided that if, at any time, J. Aron elects for any reason to make any payment to Owner in respect of any amount owing by Customer to Owner hereunder, such payment shall not constitute, and shall not be deemed to result in, the assumption by J. Aron of any payment or other obligations of Customer under this Agreement;

(b)           in no event shall J. Aron have any responsibility for the operations or maintenance of the Asphalt Facilities or the handling of any Products held in or transported through the Asphalt Facilities or otherwise be deemed to have assumed any non-monetary obligations of Customer for such operations, maintenance or handling under this Agreement, all of which responsibilities and obligations shall remain exclusively responsibilities and obligations of Owner and Customer, subject to any allocation of such responsibilities and obligations between such Parties in accordance with the terms of this Agreement;

(c)           Customer shall remain solely liable for, and J. Aron shall have no liability or obligation for, (i) meeting any Minimum Throughput Commitment or (ii) any Deficiency Revenue (other than with respect to Throughput Fees and Receipt Fees for Actual Throughput of J. Aron Materials to the extent due under Section 3(b) in Attachment A);

(d)           without limiting the foregoing, the following rights and benefits will run in favor of J. Aron: (i) any rights with respect to custody and title to the J. Aron Materials subject to this Agreement, (ii) any obligations of Owner with respect to the condition and maintenance of the Asphalt Facilities, (iii) any inspection and access rights of Customer and (iv) any rights relating to measurements and volume determinations, in all cases regardless of whether any specific provision in this Agreements makes any reference to Customer’s assignee or the assignability of the right or benefit provided for in such provision;

(e)           during the Designation Period, J. Aron and its successors and assigns shall be included as additional insured parties and loss payees with respect to the Products under all insurance policies required to be maintained by Owner under Article XX and endorsements confirming the foregoing shall be provided to J. Aron from time to time prior to the expiration or termination of the Designation Period upon J. Aron’s reasonable request;

(f)            during the Designation Period, Customer shall not agree to any waivers or consents hereunder, or amendments or modifications hereto, in each case, that would reasonably be expected to materially adversely affect J. Aron’s rights hereunder, without the prior express written agreement or consent of J. Aron; and

(g)           to confirm its ownership of and rights with respect to all Materials in the Asphalt Facilities, Owner and Customer agree that during the Designation Period (i) J. Aron is authorized and entitled to file, and maintain against each of such Parties protective UCC filings (including making such amendments thereto as J. Aron deems necessary) showing J. Aron as owner of all J. Aron Materials from time to time located in the Asphalt Facilities and (ii) they shall execute such other documents and instruments (in form and substance reasonably satisfactory to

J. Aron) and take such further actions as J. Aron may reasonably request, including the execution and filing in the relevant real estate records of memoranda of access or similar documents.

26.4        J. Aron shall reasonably cooperate with Owner and Customer in good faith in connection with any of its inspection and audit rights hereunder and the resolution of any disputes between Owner and Customer hereunder.

26.5        Nothing herein shall limit or be deemed to limit any obligations or liabilities of Customer to J. Aron under the Supply and Offtake Agreement or the other Transaction Documents (as defined therein) or any rights or remedies of J. Aron thereunder or pursuant to any other agreement between J. Aron and another Party (as defined therein).

26.6        J. Aron may, without any other Party’s consent, assign and delegate all of J. Aron’s rights and obligations under this Article XXVI to (i) any Affiliate of J. Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes J. Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of J. Aron (taking into account any credit support for J. Aron) immediately prior to such assignment, which determination shall be made by J. Aron in good faith. Any other assignment by J. Aron shall require the consent of Customer and Owner.

26.7        The provisions of this Article XXVI shall terminate and have no further force or effect as of the end of the Designation Period. Notwithstanding anything in this Agreement to the contrary, J. Aron shall have no right to terminate this Agreement for any reason.

[Signature page follows.]

This Agreement has been executed by the authorized representatives of each party as indicated below to be effective as of the date first written above.

OWNER:

DKL BIG SPRING, LLC

By:	/s/ Alan Moret
	Name:	Alan Moret
	Title:	President

By:	/s/ Kevin Kremke
	Name:	Kevin Kremke
	Title:	Executive Vice President and Chief Financial Officer

CUSTOMER:

ALON USA, LP
By: Alon USA GP II, LLC, its general partner

By:	/s/ Frederec Green
	Name:	Frederec Green
	Title:	Executive Vice President and Chief Operating Officer

By:	/s/ Assi Ginzburg
	Name:	Assi Ginzburg
	Title:	Executive Vice President

For the limited purposes specified in Section 14.4:

DELEK US HOLDINGS, INC.

By:	/s/ Frederec Green
	Name:	Frederec Green
	Title:	Executive Vice President and Chief Operating Officer

By:	/s/ Assi Ginzburg
	Name:	Assi Ginzburg
	Title:	Executive Vice President

[Signature Page to Pipelines, Storage and Throughput Facilities Agreement (Big Spring)]

For the limited purposes specified in Article XXVI

J. ARON & COMPANY LLC

By:	/s/ Simon Collier
	Name:	Simon Collier
	Title:	Authorized Signatory

[Signature Page to Pipelines, Storage and Throughput Facilities Agreement (Big Spring)]

ATTACHMENT A

1.                                      Customer Notice Address

Alon USA, LP

c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

Attn: Chief Executive Officer

Telecopy No: (615) 435-1271

Email: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

Alon USA, LP

c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

Attn: General Counsel

Telecopy No: (615) 435-1271

Email: legalnotices@delekus.com

Customer Billing Address

Alon USA, LP

c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

2.                                      Owner Notice Address

DKL Big Spring, LLC
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: Chief Executive Officer

Telecopy No: (615) 435-1271

Email: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

DKL Big Spring, LLC
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027

[Attachment A to Big Spring Asphalt Services Agreement]

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Attn: General Counsel
Telecopy No: (615) 435-1271

Email: legalnotices@delekus.com

3.                                      Fees for Storage and Terminalling Services

Subject to the fee adjustments below, and as modified by application of Sections 4.7 or 12.1 of the Agreement, beginning on the Effective Date and continuing thereafter through the Term, each month or Quarter, as applicable, the:

(a)                                 Storage Fee:

Customer shall pay for storage in the Storage Tanks a fee of $1.00 per Barrel of storage capacity, which equates to a fee of $456,490 per month (the “Storage Fee”), which Storage Fee is calculated based on an initial rate of $1.00 (rounded) per month per Barrel of storage capacity. In exchange for the Storage Fee, Owner shall provide an aggregate usable storage capacity of up to 456,490 Barrels at the Asphalt Facilities (each, a “Maximum Storage Capacity Commitment”). Should the initial month under this Agreement be less than a full calendar month, the applicable Storage Fee under this Section 3(a) for that month shall be prorated to reflect the number of days in such month on which this Agreement was in effect.

(b)                                 Throughput Fee:

Customer shall pay a fee equal to the Per Barrel Throughput Fee multiplied by the Actual Throughout at the Asphalt Facilities for each month (the “Throughput Fee”). The Throughput Fee initially applicable to throughput at the Asphalt Facilities shall be $8.30 per Barrel of Product shipped from the Asphalt Facilities (“Per Barrel Throughput Fee”).

(c)                                  Minimum Throughput Revenue:

“Minimum Quarterly Throughput Revenue” (i) for the First Quarter shall mean the product of (A) the product of 1,020 bpd and the number of days in the First Quarter (“First Quarter Minimum Throughput Commitment”) and (B) the then-applicable Per Barrel Throughput Fee; (ii) for the Second Quarter shall mean the product of (A) the product of 2,380 bpd and the number of days in the Second Quarter (“Second Quarter Minimum Throughput Commitment”) and (B) the then-applicable Per Barrel Throughput Fee; (iii) for the Third Quarter shall mean the product of (A) the product of 2,280 bpd and the number of days in the Third Quarter (“Third Quarter Minimum Throughput Commitment”) and (B) the then-applicable Per Barrel Throughput Fee; and (iv) for the Fourth Quarter shall mean the product of (A) product of 1,020 bpd and the number of days in the Fourth Quarter (“Fourth Quarter Minimum Throughput Commitment” and, together with the First Quarter Minimum Throughput Commitment, the Second Quarter Minimum Throughput Commitment and the Third Quarter Minimum Throughput

[Attachment A to Big Spring Asphalt Services Agreement]

2

Commitment, each a “Minimum Throughput Commitment”) and (B) the then-applicable Per Barrel Throughput Fee.

“Actual Quarterly Throughput Revenue” for any Quarter shall mean the product of (i) the aggregate Actual Throughput during such Quarter less any such Actual Throughput for which an Excess Throughput Credit has been applied and (ii) the Throughput Fee paid by Customer to Owner for such Actual Throughput.

“Deficiency Revenue” for any Quarter shall mean the amount by which the Actual Quarterly Throughput Revenue is less than the Minimum Quarterly Throughput Revenue for such Quarter.

“Excess Throughput” for any Quarter shall mean Customer’s Actual Throughput during such Quarter in excess of the Minimum Throughput Commitment.

“Excess Throughput Revenue” for any Quarter shall mean the product of (i) Excess Throughput for such Quarter less any such Excess Throughput for which a Prepayment Credit has been applied and (ii) the Throughput Fee paid by Customer to Owner for such Excess Throughput.

If, at the end of any Quarter, there is Deficiency Revenue for such Quarter, Customer shall, subject to the following paragraph, pay Owner such Deficiency Revenue. Any Deficiency Revenue payment paid by Customer to Owner shall constitute prepayment for Excess Throughput (a “Prepayment Credit”) and shall be applied as a credit for fees owed hereunder on any Excess Throughput in such subsequent Quarters; provided, however, Prepayment Credits shall be permanently forfeited by Customer upon the expiration of the Contract Year during which the deficiency occurred.  For the avoidance of doubt, no Prepayment Credit may be generated in the Fourth Quarter of any Contract Year.

If, at the end of any Quarter, there is Excess Throughput Revenue for such Quarter, such Excess Throughput Revenue shall constitute prepayment for Deficiency Revenue for subsequent Quarters (an “Excess Throughput Credit”) and shall only be applied as a credit against Deficiency Revenue owed hereunder in subsequent Quarters; provided, however, Excess Throughput Credits shall be permanently forfeited by Customer upon the expiration of the Contract Year during which the Excess Throughput occurred.  For the avoidance of doubt, no Excess Throughput Credit may be generated in the Fourth Quarter of any Contract Year.

Should the initial Quarter under this Agreement be less than a full calendar Quarter, the applicable Minimum Throughput Commitment under this Section 3(c) for that Quarter shall be prorated to reflect the number of days in such Quarter on which this Agreement was in effect.

[Attachment A to Big Spring Asphalt Services Agreement]

3

(d)                                 Receipt Fee:

Customer shall pay a fee equal to the Per Barrel Receipt Fee multiplied by the Actual Throughout (inbound only) at the Rail Racks and the Truck Rack for each month (the “Receipt Fee”). The Receipt Fee initially applicable to throughput at the Asphalt Facilities shall be $0.40 per Barrel of Product received at the Rail Racks and shall be $0.66 per Barrel of Product received at the Truck Racks (as applicable, “Per Barrel Receipt Fee”).

For the avoidance of doubt, no Receipt Fee shall apply to any Product received into the Asphalt Facilities by pipeline from the Refinery.

4.                                      Fee Adjustments

(a)                                 The Per Barrel Throughput Fee, Per Barrel Receipt Fee and Storage Fee will be subject to adjustment on July 1 of each Contract Year, beginning July 1, 2019, and each Contract Year thereafter, by increasing or decreasing such fees then in effect by the aggregate percentage increase or decrease, if any, in the PPI over the prior twelve months; provided, however, that said fees shall in no event be less than the initial amount set forth herein.

(b)                                 In addition to the adjustments set forth in Section 4(a), to the extent changes in the Specifications result in an increase to Owner’s operating costs at the Asphalt Facilities, then the Parties shall negotiate in good faith to determine appropriate increases to the Per Barrel Throughput Fee, the Per Barrel Receipt Fee and the Storage Fee; provided, however, that such increase shall not be less than 1.10 times the amount of such increase to Owner’s operating costs.

5.                                      Invoices

Owner shall invoice Customer for all fees on a monthly basis or upon the expiration of a calendar year, as applicable. All invoices shall be paid in accordance with Section 3.2 of the Agreement.

6.                                      Operating Hours

The operating hours of the Asphalt Facilities shall be agreed upon by the Parties from time to time.

[Attachment A to Big Spring Asphalt Services Agreement]

4

ATTACHMENT B

Products

Asphalt Products
0-pen Asphalt
AC-10
PG-58-28
PG-64-22
PG-64-28
PG-70-22
PG-70-28
PG-73-25
PG-76-22
PG-76-28
AC-20-5TR
AC-20XP
TRHP
TR Con
MC-70
SC-800

Additional Products as agreed upon by the Parties from time to time.

[Attachment B to Big Spring Asphalt Services Agreement]

1

ATTACHMENT C

Formulations

Formulations will be supplied by Customer. Owner and Customer agree that the quality control programs and state agency plans in effect on the Effective Date will be utilized in the blending and processing of Products at the Asphalt Facilities. Customer will have the right from time to time at its discretion to modify the quality control programs and state agency plans to meet its needs, to the extent such modifications are consistent with the capabilities and available equipment at the Asphalt Facilities. If any Product produced hereunder fails to meet the specifications provided by Customer pursuant to this Attachment C (referred to as “Specifications”), Owner shall cease shipment of such Product and await further instructions from Customer regarding such non-conformity.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, OWNER MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

[Attachment C to Big Spring Asphalt Services Agreement]

1

ATTACHMENT D

Storage Tanks

Tank Number	Product	Tank Shell Capacity (bbls)	Roof Type

001TK-025	GTR Mixing	1,680.00	Fixed Cone Roof
001TK-199	PG 58-28	10,000.00	Fixed Cone Roof
001TK-203	Hydrolene	10,000.00	Fixed Cone Roof
001TK-205	AC-10	80,000.00	Fixed Cone Roof
001TK-206	Flux Oil	80,000.00	Fixed Cone Roof
001TK-207	0-Pen Asphalt	80,000.00	Fixed Cone Roof
001TK-208	0-Pen Asphalt	100,000.00	Fixed Cone Roof
001TK-212	Hydrolene	1,500.00	Fixed Cone Roof
001TK-213	Hydrolene	1,500.00	Fixed Cone Roof
001TK-214	Hydrolene	1,500.00	Fixed Cone Roof
001TK-215	Hydrolene	1,500.00	Fixed Cone Roof
001TK-216	LCO	1,500.00	Fixed Cone Roof
001TK-3004	AC 20XP	5,000.00	Fixed Cone Roof
001TK-3005	TR Con	5,000.00	Fixed Cone Roof
001TK-3006	PG 70-28	2,631.00	Fixed Cone Roof

[Attachment D to Big Spring Asphalt Services Agreement]

1

001TK-3007	—	3,000.00	Fixed Cone Roof
001TK-3008	PG 76-22	15,000.00	Fixed Cone Roof
001TK-3009	Asphalt 70-22	15,000.00	Fixed Cone Roof
001TK-3010	TR-CON	15,000.00	Fixed Cone Roof
001TK-3011	TR Con	15,000.00	Fixed Cone Roof
001TK-3013	Finished	10,000.00	—
001TK-410	POC Concentrate	1,679.00	Fixed Cone Roof
TOTAL		456,490.00

[Attachment D to Big Spring Asphalt Services Agreement]

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